United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 2, 2017 (May 1, 2017)

Date of Report (Date of earliest event reported)

PHARMACYTE BIOTECH, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-68008	62-1772151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

23046 Avenida de la Carlota, Suite 600 Laguna Hills, CA	92653
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (917) 595-2850

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2017, the Board of Directors (“Board”) of PharmaCyte Biotech, Inc., a Nevada corporation (“Company”), appointed Thomas C. K. Yuen (“Mr. Yuen”) to the Board to fill a vacancy created by the departure of certain members of the Board in October 2014.

In connection with Mr. Yuen’s appointment to the Board, the Company entered into a letter agreement (“Letter Agreement”) with Mr. Yuen pursuant to which the Company agreed to pay Mr. Yuen $12,500 in cash for each calendar quarter of service on the Board and agreed to issue annually: (i) 250,000 fully-paid, non-assessable shares of the Company’s restricted common stock (“Shares”); and (ii) a five-year option to purchase 250,000 shares of the Company’s restricted common stock (“Option”) to Mr. Yuen at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The Shares and the Option were fully vested on the date of the grants. The Board of Directors approved the initial issuances of the Shares and the Option on May 1, 2017, and the Option has an exercise price of $0.0734 per share.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Letter Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

Attached hereto as Exhibit 99.1 is a copy of the Company’s press release dated May 1, 2017, regarding the appointment of Mr. Yuen to the Company’s Board. The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Letter Agreement between the Company and Mr. Yuen dated May 1, 2017.

99.1	PharmaCyte Biotech, Inc. press release dated May 2, 2017 (furnished pursuant to Item 7.01).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2017

PHARMACYTE BIOTECH, INC. By: /s/ Kenneth L. Waggoner Kenneth L. Waggoner Chief Executive Officer President and General Counsel

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement between the Company and Mr. Yuen dated May 1, 2017.

99.1	PharmaCyte Biotech, Inc. press release dated May 1, 2017 (furnished pursuant to Item 7.01).

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